Exhibit 2
Sixty Day Trading History

Trade Date	Shares Purchased by	Shares Purchased by	Price per Share	Commission
	Continental Partners, L.P.	Other Entity		(per share)
2/16/07	100,000		$0.30	$0.010
2/21/07	35,000		$0.27	$0.005
2/22/07	10,000		$0.28	$0.005
2/27/07	10,500		$0.27	$0.005
3/1/07	150,000		$0.30	$0.005
3/7/07	33,000		$0.28	$0.005
3/8/07	200,000		$0.28	$0.005
3/20/07	50,000		$0.21	$0.005
3/21/07	50,269		$0.20	$0.005
3/23/07	100,000		$0.22	$0.005
3/26/07	500,000		$0.21	$0.005
3/27/07	222,000	28,000	$0.21	$0.005